UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 16, 2008

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 16, 2008, ATI Technologies ULC (“ATI”), an indirect wholly-owned subsidiary of Advanced Micro Devices, Inc. (the “Company”), AMD US Finance, Inc., a subsidiary of the Company, and 1252986 Alberta ULC, an indirect wholly-owned subsidiary of the Company, and the Company (collectively, the “ATI Entities”), executed a settlement agreement (the “Agreement”), in connection with the consolidated action In re Graphics Processing Units Antitrust Litigation, MDL No. 1826, pending in the District Court for the Northern District of California (the “Action”). The Agreement relates to the claims of the certified class of direct purchaser plaintiffs previously approved by the District Court, which consists of purchasers who bought graphics cards directly from the websites of ATI or NVIDIA Corporation (“NVIDIA”) in the United States during the period December 4, 2002 to November 7, 2007. The Agreement calls for the ATI entities to pay $850,000 into a fund to be made available for payments to the certified class in exchange for a dismissal of all claims related to the Action. The ATI entities are not obligated under the Agreement to pay attorneys’ fees, costs, or make any other payments in connection with the settlement other than the payment of $850,000. The Agreement is subject to court approval and, if approved, would dispose of all claims raised by the certified class in the Action against the ATI Entities.

The ATI Entities have also reached a settlement agreement with the remaining individual indirect purchaser plaintiffs in the Action. On July 18, 2008, the District Court denied a motion seeking to certify a class of all indirect purchasers in the United States who purchased a product containing a graphics processing unit initially sold by the ATI Entities or NVIDIA. On September 9, 2008, the ATI Entities and NVIDIA reached a settlement agreement with the remaining individual indirect purchaser plaintiffs that provides for the ATI Entities to pay $112,500 in exchange for a dismissal of all claims and appeals related to the Action raised by the individual indirect purchaser plaintiffs. This settlement is not subject to the approval of the District Court. Pursuant to the settlement, the individual indirect purchaser plaintiffs in the Action have dismissed their claims and withdrawn their appeal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2008	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary